Exhibit 99.4

EXECUTION VERSION

Euronav NV

Belgica Building
De Gerlachekaai 20
2000, Antwerp
Belgium

December 21, 2017

Avenue Capital Management II, L.P.

399 Park Avenue, 6th Floor
New York, NY 10022

Attention: Dan Ilany

Ladies and Gentlemen:

Reference is made to the Shareholder Support and Voting Agreement, dated as December 20, 2017, by and among Euronav NV, a Belgian corporation (“Parent”), Avenue Capital Management II, L.P., a Delaware limited partnership (“Avenue”), and each of the other persons listed on Schedule 1 thereto (the “Voting Agreement”).  Capitalized terms used but not defined herein shall have such meanings as are assigned to them in the Voting Agreement.

Pursuant to Section 5.8 of the Voting Agreement, Parent hereby waives the restrictions set forth in Section 4.1 of the Voting Agreement to enable Avenue or any of its affiliates or nominees to Transfer up to 1,500,000 Existing Shares in the aggregate.

EURONAV NV

By:	/s/Verbeeck Egied
	Name:	Verbeeck Egied
	Title:	General Counsel

By:	/s/De Stoop Hugo
	Name:	De Stoop Hugo
	Title:	Chief Financial Officer